Annual Shareholder Meeting

The Fund held its annual shareholders meeting on February 24, 2000.
Shareholders for both common and preferred stock voted to: 1) approve a new management agreement between PIMCO Advisors L.P.
and the Fund; 2) approve a
new investment advisory and administration agreement among PIMCO Advisors L.P.,
OpCap Advisors and the Fund; 3) elect Jeswald
W. Salacuse as director of the Fund;
and 4) ratify the appointment of
PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending
October 31, 2000.

The resulting vote count for each proposal is indicated below.


										Withhold
 						Affirmative	Against		Authority

1) Approval of a new management agreement
between PIMCO Advisors L.P. and the
Fund. 						6,135,886	136,472		143,567

2) Approval for a new investment advisory and
administratin agreement among PIMCO
Advisors L.P., OpCap Advisors and the Fund.
6,131,655	136,930		146,341

3)    Election of Jeswald W. Salacuse.
6,313,354	     -		102,572

4) Ratification of the appointment of
PricewaterhouseCoopers LLP as the Fund's
independent accountants for the fiscal year
ending October 31, 2000.
6,279,154	72,585		64,186